Exhibit 107
Calculation of Filing Fee Tables
Form S-8

(Form Type)
CAE Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(ii)	Proposed Maximum Offering Price Per Share (iv)	Maximum Aggregate Offering Price (iv)	Fee Rate	Amount of Registration Fee
Equity	Common Shares(i)	Rule 457(h)	10,000,000 common shares(iii)	$20.60	$206,000,000.00	$0.00014760	$30,405.60
Total Offering Amounts					$206,000,000.00		$30,405.60
Total Fee Offsets							$0.00
Net Fee Due							$30,405.60
(i)	Includes associated Common Share purchase rights. The value, if any, attributable to the rights is reflected in the market price of the Common Shares.
(ii)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional common shares of the Registrant (“Common Shares”) that may result from subdivisions, consolidations, reclassifications or similar transactions with respect to the Common Shares, the payment of share dividends by the Registrant, or other relevant changes in the capital of the Registrant in accordance with the provisions of the CAE Inc. Omnibus Incentive Plan, as adopted on May 31, 2023 (the “Omnibus Incentive Plan”).
(iii)	Common Shares available for future issuance under the Omnibus Incentive Plan.
(iv)
Estimated in accordance with Rule 457(c) and 457(h) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $20.81 (high) and $20.39 (low) prices of the Registrant’s common shares as reported on the NYSE on October 27, 2023.